Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 23, 2017, included in the Registration Statement on Form S-1 (No. 333-206640) of SPDR® Long Dollar Gold Trust, a series of World Currency Gold Trust, and to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

January 23, 2017